Exhibit 2.04

                                    AGREEMENT
                                    ---------


     This Agreement entered into by and between EMPIRE ENERGY CORPORATION, a Utah Corporation (hereinafter referred to as "Empire") and PETERSON & SONS HOLDING COMPANY, a Nebraska Corporation (hereinafter referred to as "Peterson &
Sons), this 30 day of September 2000.

     WITNESSETH:

     WHEREAS, Empire and Torreon Holdings, Inc., a Utah Corporation (hereinafter referred to as "Torreon") previously entered into discussions and an agreement with regard to a merger or business combination of Empire and Torreon; and

     WHEREAS, Torreon undertook a $5,000,000 private placement as one of the criteria of the proposed merger or other business combination; and

     WHEREAS, Empire and Torreon have decided not to move forward with the merger or other business combination since certain criteria were not met by Torreon; and

     WHEREAS, Empire entered into an agreement to acquire the majority of the outstanding stock of One E Group, Inc, a Nevada Corporation, from Torreon; and

     WHEREAS, Empire has concluded the acquisition of the One E Group, Inc. stock from Torreon; and

     WHEREAS, as a result of the One E Group, Inc. transaction, Torreon received consideration including 500,000 shares of common stock in Empire and 11,000,000 warrants to purchase common stock of Empire at $3.00 per share, and other shareholders of One E Group received approximately 342,000 shares of common stock in Empire; and

     WHEREAS, One E Group has discontinued business operations and issues have arisen with regard to the accuracy and adequacy of certain representations involved in the acquisition of One E Group, Inc.; and

     WHEREAS, it is the desire of Empire to effect the return of 750,000 shares of Empire's common stock to Empire with limited disruption to the business operations of Empire; and

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      NOW, therefore, in consideration of the above and foregoing covenants and agreements contained herein, the Parties hereto agree as follows:

1. On execution of this Agreement, Peterson & Sons will transfer to Empire certificates evidencing 750,000 shares of Empire common stock in exchange for 100% of the One E Group common stock held by Empire and for the transfer of any claims Empire may have against former or current shareholders of One E Group who obtained Empire shares in exchange for One E Group shares. In addition, Empire will provide cooperation and assistance if required by Peterson & Sons in any pursuit of such claims.

2. The Parties hereto covenant and agree that they have read and fully understand this Agreement and that there have been no representations made, written or oral, to induce the execution of this Agreement or in connection with the execution of this Agreement or in connection with negotiation of this Agreement which would not reflect under the terms of this Agreement.

3. The undersigned parties stipulate and agree that they have had an ample opportunity to review this Agreement with their legal representative and that the undersigned Parties are signing this Agreement, freely and voluntarily without coercion or undo influence. The undersigned Parties are executing this Agreement solely and exclusively for the promises and agreements contained herein.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective the date first above written.


                                         EMPIRE ENERGY CORPORATION,
                                         a Utah Corporation


                                         By: /s/ Norman L. Peterson, President
                                            ------------------------------------


                                         By: /s/ Bryan S. Ferguson, Exec. VP
                                            ------------------------------------

                                         PETERSON & SONS HOLDING COMPANY,
                                         a Nebraska Corporation


                                         By: /s/ Norman L. Peterson, President
                                             -----------------------------------


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